Bristow Group Inc. NEWS RELEASE Bristow Group Appoints Shefali Shah to its Board of Directors  HOUSTON, December 11, 2023 — Bristow Group Inc. (NYSE: VTOL) announced today that  Shefali Shah has been appointed to its Board of Directors. The appointment to the new director  position is effective immediately.   Shah currently serves as Executive Vice President, Chief Administrative Officer, and General  Counsel for Avaya Holdings Corp (Avaya), which provides customer experience solutions to  many of the world's largest brands.   Prior to joining Avaya, Shah worked at Era Group Inc. (now Bristow Group Inc.), where she  served as Senior Vice President, General Counsel, and Corporate Secretary. She helped facilitate  Era’s transition to an independent public company and managed its legal, human resources, and  corporate communications functions.  "Shefali's history in our industry, including her pivotal role at Era, equips her with a deep  understanding of our business and our vision as the global leader in innovative and sustainable  vertical flight solutions. Her strategic vision and leadership acumen will be greatly valued as we  navigate Bristow’s path towards further growth and innovation," said Director, President, and  Chief Executive Officer Chris Bradshaw.  "Shefali’s track record of success across various senior roles speaks volumes regarding her  exceptional capabilities, and we are pleased to welcome her to our Board of Directors,” said  Mark Mickelson, Chairman. “Shefali’s insights, drawn from her extensive experience in both the  legal and corporate spheres, will undoubtedly enrich our strategic deliberations and help the  Board as we guide Bristow forward.”  Shah has also held several senior management roles, including Senior Vice President, General  Counsel and Corporate Secretary with Comverse Technology, Inc., which developed and  marketed telecommunications software. She began her legal career as a corporate associate for  both Weil, Gotshal & Manges LLP and Hutchins, Wheeler & Dittmar, P.C.    She holds a Bachelor of Science in Business Administration from Boston University, and a Juris  Doctor from Duke University Law School.      About Bristow Group    Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight  solutions. Bristow primarily provides aviation services to a broad base of offshore energy  companies and government entities. The Company’s aviation services include personnel  transportation, search and rescue (“SAR”), medevac, fixed‐wing transportation, unmanned  systems, and ad hoc helicopter services.

Bristow Group Inc. NEWS RELEASE Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the  Falkland Islands, India, Ireland, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname,  Trinidad, the U.K., and the U.S.      Investors  Bristow Group Inc.  Jennifer Whalen  +1 713.369.4692  InvestorRelations@bristowgroup.com     Media  Bristow Group Inc.  Adam Morgan  Adam.morgan@bristowgroup.com